EXHIBIT 99.1

Dr. Hillel Panitch Joins Advanced Biotherapy’s Multiple Sclerosis Medical Advisory Board

WOODLAND HILLS, Calif.— (BW HealthWire)— July 25, 2002— Advanced Biotherapy, Inc. (OTCBB: ADVB — News) announced today that Dr. Hillel Panitch, Professor of Neurology and Director of the Multiple Sclerosis Center at Fletcher Allen Health Care, University of Vermont College of Medicine, has joined the Company’s Multiple Sclerosis Scientific Advisory Board.

Commenting on the announcement, ADVB’s President and CEO, Edmond Buccellato, stated, “We are pleased to have someone with the reputation and experience of Dr. Panitch as an advisor to our company. Dr. Panitch is a world-renowned neurologist, whose work in multiple sclerosis (MS) is well recognized by the scientific community. In his 1987 article entitled, ‘Treatment of MS With gamma Interferon: Exacerbations Associated with Activation of the Immune System’ (Neurology 31:1097-1103), Dr. Panitch was the first to report that administration of gamma interferon to patients with MS exacerbates their disease. This conclusion is consistent with our company’s strategy to treat MS and other autoimmune diseases by controlling the immune system’s release of gamma interferon.”

Dr. Panitch was graduated from the NYU School of Medicine and completed his residency in Neurology at the University of California San Francisco, followed by post-doctoral fellowships in Neurovirology and Neuroimmunology at Johns Hopkins University and the National Institutes of Health, respectively. Widely published, he spent several years conducting basic research on experimental autoimmune encephalomyelitis (EAE), the animal model of MS, prior to pursuing clinical trials in experimental immunotherapy, an area of expertise that he has pursued for over 20 years. Dr. Panitch’s research has been supported by the National Multiple Sclerosis Society, the Department of Veterans Affairs and the pharmaceutical industry. He has also served on committees of the Multiple Sclerosis Society and is a frequent speaker and consultant on a variety of topics related to experimental therapies and the clinical management of MS.

In addition to being a practicing physician, Dr. Panitch has played a key role as a research scientist and principal investigator in clinical trials of interferon beta-1a and interferon beta-1b for the treatment of MS. He is currently developing a comprehensive MS center that will serve patients in Northern New England and Upstate New York. Several clinical trials of potential therapies for MS are currently underway at the center.

In a quote regarding Advanced Biotherapy’s approach for the treatment of MS, Dr. Panitch stated, “Because gamma interferon has been shown to play a pivotal role in the pathogenesis of MS, the strategy of targeting and down regulating it directly is very promising as a potential treatment for this disease and should be pursued as part of the company’s plans for future clinical trials. I’m pleased to be associated with the company as an advisor.”

Advanced Biotherapy Inc., headquartered in Woodland Hills, California, is engaged in developing and patenting new biological treatments for a range of autoimmune diseases based on an anti-cytokine platform technology. The United States Patent and Trademark Office (USPTO) issued a patent to ADVB for the exclusive use of antibodies to gamma interferon — including humanized and fully human, as well as other antibody types — to treat MS, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis. Patent applications are pending for the exclusive use of gamma interferon antibodies in any form to treat Corneal Transplant Rejection, Psoriasis, Crohn’s Disease, Alopecia Areata and Vitiligo.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The Company’s patents, issued and pending, involve risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Contact:

Advanced Biotherapy, Inc. Edmond Buccellato, 818/883-6716, Ext. 2 E-mail: ed@advancedbiotherapy.com Website: www.advancedbiotherapy.com